UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) September 21, 2016

SMART & FINAL STORES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36626	80-0862253
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Citadel Drive, Commerce, CA	90040
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (323) 869-7500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On September 21, 2016, Smart & Final Stores LLC (the “Borrower”), a California limited liability company and an indirect wholly owned subsidiary of Smart & Final Stores, Inc. (the “Company”), entered into a Fourth Amendment (the “Fourth Amendment”) to its First Lien Term Loan Credit Agreement, dated November 15, 2012 (as amended through the date hereof, the “Credit Agreement”).  Pursuant to the Fourth Amendment, the Borrower (i) increased the aggregate term facility commitments under the Credit Agreement (the “Term Facility”) by $30.1 million (the “Increased Capacity”) from $594.9 million to $625.0 million and (ii) extended the maturity of the Term Facility from November 15, 2019 to November 15, 2022.

In addition, the applicable margin rates under the Term Facility were increased by 0.25%.  As of September 21, 2016, after giving effect to the Fourth Amendment, the applicable margin rates are (i) 3.50% with respect to loans for which the Borrower has elected to have the adjusted LIBO rate apply and (ii) 2.50% with respect to loans for which the Borrower has elected to have the base rate apply.

The Company expects to utilize the Increased Capacity, net of fees and expenses attributable to the Fourth Amendment, to reduce the amounts due under its Revolving Credit Agreement, amended as of July 19, 2016, and for general corporate purposes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART & FINAL STORES, INC.

Date: September 26, 2016

	By:	/s/ Leland P. Smith
	Name:	Leland P. Smith
	Title:	Senior Vice President and General Counsel